Exhibit 99.1

RetailMeNot, Inc. Appoints Square’s Gokul Rajaram to Board of Directors

AUSTIN, TX, October 21, 2013 – RetailMeNot, Inc. (NASDAQ: SALE), the operator of the world’s largest digital coupon marketplace, today announced the appointment of Gokul Rajaram to its board of directors, effective October 15, 2013. Gokul joins the RetailMeNot board subsequent to the company’s initial public offering in July 2013. Gokul is currently Product Engineering Lead at Square, where he leads software development for Square Register, a full point-of-sale system for local businesses, and other products.

“Gokul’s guidance as a board member on product development will be invaluable as we improve RetailMeNot’s offerings for consumers and retailers alike,” said Cotter Cunningham, CEO & Founder, RetailMeNot, Inc. “Gokul has been on the front lines of some amazing businesses, helping them to communicate their offerings to consumers in compelling ways, and I am excited to work with him as a member of our team.”

“I am thrilled to join the board of RetailMeNot,” said Gokul Rajaram, board member, RetailMeNot, Inc. “Whenever I’m shopping, whether online or in-store, I always check RetailMeNot for coupons. I look forward to working with the team to help find new ways to save consumers money when they shop.”

About Gokul Rajaram

Prior to Square, Gokul was Product Director, Ads at Facebook. In this role, he drove the product roadmap and execution for Facebook’s advertising products. Before Facebook, Gokul was Co-Founder and CEO of Chai Labs, a semantic technology startup he grew to profitability and a multi-million dollar annual revenue run-rate before its acquisition by Facebook.

Earlier in his career, Gokul was Product Management Director for Google AdSense. He helped conceive and crystallize the product in early 2003, and played a key role in its launch and growth from 2003 onwards into a multi-billion dollar product line. Gokul was also product lead for a number of acquisitions for Google, including DoubleClick (display advertising/ad serving), AdScape (in-game advertising) and dMarc (radio advertising).

Gokul holds an MBA from MIT Sloan, a MS in CS from UT Austin, and a B. Tech in Computer Science from IIT Kanpur, where he received the President’s Gold Medal for being Class Valedictorian.

About RetailMeNot, Inc.

RetailMeNot, Inc. operates the world’s largest digital coupon marketplace. The company’s websites enable consumers across the globe seeking to save money to find hundreds of thousands of digital coupons and offers from retailers and brands.

RetailMeNot, Inc. experienced more than 500 million visits to its websites in the last twelve months. The RetailMeNot, Inc. portfolio of coupon and deal websites includes, the leading digital coupon site in the United States;, the leading digital coupon site in the United Kingdom; in Germany; www.Actiepagina.nl, a leading digital coupon site in the Netherlands; Bons-de-Reduction.com and, leading digital coupon sites in France;, a leading digital coupon site with cash back in France; and, a leading discount offer site in North America. RetailMeNot, Inc. went public in July 2013 and is listed on the NASDAQ stock exchange under the ticker symbol “SALE.” Investors interested in learning more about the company can visit: http://investor.retailmenot.com.

Media Contact:

Brian Hoyt

RetailMeNot, Inc.

+1 512 777 2957 office

+1 202 330 3070

bhoyt@rmn.com